Exhibit 99.1

Portfolio Overview[1]

Wholly-owned properties - summary

Property Type	Design Beds	Leasing Status as of September 24, 2017	Leasing Status as of September 30, 2016	Occupancy Change	Fall 2017 Rental Rate Change	Revenue Change	Rental Revenue per Leased Bed for Academic Year[2] 2017/2018	Rental Revenue per Leased Bed for Academic Year[2] 2016/2017
2018 Same Store Wholly-owned Properties	77,771	96.6%	97.2%	-0.6%	2.9%	2.3%	$ 751	$ 730
New Wholly-owned Properties[3]	10,080	86.7%	n/a	n/a	n/a	n/a	$ 751	n/a
Total - Wholly-owned Properties	87,851	95.5%	97.2%	n/a	n/a	n/a	$ 751	n/a

Note: The same store grouping presented above represents properties that will be classified as same store properties in 2018. This represents properties owned and operating for both of the entire years ended December 31, 2017 and 2018, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale. This same store grouping is presented for purposes of disclosing the final leasing results for the 2017/2018 academic year, which will have a significant effect on our results of operations for the year ended December 31, 2018.

1. Represents leasing status for the 2017/2018 academic year as of September 24, 2017, as compared to prior academic year final occupancy and rental rates as of September 30, 2016.
2. Represents average rental revenue per leased bed for the academic years presented.
3. Includes 2017 development deliveries and four properties acquired in 2017. Excludes TWELVE at U District, a multi-family property that was acquired in the second quarter of 2017, which the company plans to convert to by-the-bed leasing over the next two leasing cycles.